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                                                                      EXHIBIT 11


               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                       Three months ended
                                                                            March 31,
                                                                   --------------------------
                                                                      1997            1996
                                                                   ----------       ---------
                                                                          (Unaudited)
Primary net earnings                                               $  3,022         $  5,145
Add:  Amortization of original issue discount
         and debt issuance costs, net of income
         tax effect, applicable to LYONs                                808              840
                                                                   --------         --------
Fully diluted earnings                                             $  3,830         $  5,985
                                                                   ========         ========

Weighted average shares outstanding during the period                13,921           13,500
Common stock equivalent shares - primary                                564              610
                                                                   --------         --------
Common and common stock equivalent shares for purpose
  of calculating primary earnings per share                          14,485           14,110
Incremental shares to reflect full dilution                           4,357            4,357
                                                                   --------         --------
Total shares for purpose of calculating fully diluted
  earnings per share                                                 18,842           18,467
                                                                   ========         ========

Primary earnings per share                                         $    .21         $    .36
                                                                   ========         ========

Fully diluted earnings per share                                   $    .20         $    .32
                                                                   ========         ========


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